Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

1.	That it previously had filed a registration statement on Form F-6 (Registration No. 333-168985), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 1 to Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

2.	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Richard Etienne
Name:	Richard Etienne
Title:	Vice President and Attorney-in-Fact

Ex (e)-1